Exhibit 10.55

SECOND AMENDMENT

TO

CONFIRMATION OF EMPLOYMENT AND COMPENSATION ARRANGEMENT

This Second Amendment to Confirmation of Employment and Compensation Arrangement (this “Second Amendment”) is effective the 22nd day of October, 2009 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (“Live Nation”), and Brian Capo (the “Employee”).

WHEREAS, the parties entered into a Confirmation of Employment and Compensation Arrangement dated December 17, 2007, which was amended effective December 31, 2008 (the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“This Agreement is effective December 17, 2007 (the “Effective Date”). Your term of employment will start on the Effective Date and will end on the close of business on December 16, 2009, unless terminated earlier pursuant to the terms set forth in Section 8 below. Beginning December 17, 2008 and continuing for so long thereafter as you are employed hereunder, your employment term shall be automatically extended day-to-day so that there will always be exactly twelve (12) months remaining in the term of the Agreement, unless terminated earlier pursuant to the terms set forth in Section 8 below (collectively referred to as the “Term”).”

2. The Section 8 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Either you or Live Nation may terminate this agreement at any time with or without cause. If you experience a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) due to the termination of your employment either by Live Nation without cause (as determined in the reasonable discretion of Live Nation) or by you for “good reason” (as defined below), and if within sixty (60) days of your termination date you timely execute a general release of claims in a form and manner satisfactory to Live Nation, then Live Nation will pay you a lump sum cash payment within ninety (90) days of your termination date, but in no event later than March 15 of the next calendar year, an amount equal to your monthly base salary, as in effect on your termination date, for nine (9) months, less withholdings for applicable taxes and appropriate payroll deductions. If you do not execute such release within sixty (60) days following your termination date, no severance shall be payable under this Section 8. For purposes of this Agreement, “good reason” shall mean a material reduction in your duties, responsibilities, authority or compensation.

3. The Original Agreement is and shall continue to be in full force and effect, except as amended by this Second Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Second Amendment.

4. Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

5. This Second Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This Second Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Second Amendment effective as of the date first written above.

THE EMPLOYEE

Date: 12/11/09		/s/ Brian Capo
Brian Capo

LIVE NATION WORLDWIDE, INC.

Date: 12/11/09	By:	/s/ Kathy Willard
	Name:	Kathy Willard
	Title:	Executive Vice President and
Chief Financial Officer